Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
March 2, 2006

Term Sheet
John Deere Capital Corporation
Medium Term Notes due April 15, 2008
Final Terms and Conditions

Issuer:                  John Deere Capital Corporation
Rating:                  A3 (positive outlook)
A- (positive outlook)
Note Type:               Medium Term Notes
Issue Size:              $350,000,000
Trade Date:              March 2, 2006
Settlement Date (T+3):   March 7, 2006
Maturity Date:           April 15, 2008
Coupon Frequency:        Quarterly
Coupon Payment Dates:    January 15th, April 15th, July 15th,
                         October 15th
Interest
Determination Dates:     2 London Business Days Prior to
                         Reset Dates
First Pay Date:          July 15, 2006
Day Count:               Actual/360
Optional Redemption:     None
Coupon:                  3m LIBOR + 5 bps*
Price to Public:         100.000%
Gross Spread:            0.200%
Net Proceeds (%):        99.800%
Net Proceeds ($):        $349,300,000
CUSIP:                   24422EPZ6
Joint Bookrunners:       Banc of America Securities LLC
                         Citigroup Global Markets Inc.
Co-Managers:             BNP Paribas Securities Corp.
                         BNY Capital Markets, Inc.
                         Lazard Capital Markets LLC
*Please note the coupon will be benchmarked against 4-month LIBOR for the long first coupon period.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or directing a request to Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, 3rd Floor,
New York, New York  10001.